UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2017

Aon plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	1-7933	98-1030901
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Leadenhall Street, London, England (Address of Principal Executive Offices)	EC3V 4AN (Zip Code)

Registrant’s telephone number, including area code: +44 20 7623 5500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 9, 2017, Aon plc (“Aon”) entered into a Purchase Agreement (the “Purchase Agreement”) with Tempo Acquisition, LLC (the “Buyer”). Pursuant to the Purchase Agreement, Aon has agreed to sell its benefits administration and business process outsourcing business (the “Business”) to the Buyer, an entity formed and controlled by affiliates of The Blackstone Group L.P. (the “Sponsor”), and certain designated purchasers that are direct or indirect subsidiaries of the Buyer. Subject to the terms and conditions of the Purchase Agreement, the Buyer has agreed to purchase all of the outstanding equity interests in each of the Business Subsidiaries (as defined in the Purchase Agreement), plus certain related assets, for a purchase price of (i) $4.3 billion in cash payable at closing, subject to customary adjustments set forth in the Purchase Agreement (the “Closing Payment”), and (ii) deferred consideration of up to $500 million, plus the assumption of certain liabilities (the “Transaction”). Under the Purchase Agreement, the deferred consideration is payable in cash in an amount equal to 20% of the incremental cash proceeds realized by the affiliates of the Sponsor and certain other equityholders of the Buyer from a liquidity event if (i) total realized cash proceeds to the Sponsor and such other equityholders over the life of their respective investments upon the closing of the Transaction (inclusive of all interim distributions) exceeds 2.25 times the amount of their equity investments in the Buyer at the closing of the Transaction and (ii) the internal rate of return over the life of their respective investments (inclusive of all interim distributions) exceeds 15%.

The completion of the Transaction is subject to customary closing conditions, including, among others: (i) the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of all approvals and the filing of all applicable filings under any relevant foreign jurisdictions that are required to be made or obtained as set forth in the Purchase Agreement. The Buyer’s obligations under the Purchase Agreement are not conditioned on receipt of financing; however, the Buyer is not required to complete the Transaction until after the completion of a customary 15 consecutive business-day marketing period to commence after the Company has provided required financial information to the Buyer. The Buyer has obtained an equity commitment (“Equity Commitment”) from affiliates of the Sponsor and debt financing commitments (“Debt Commitments”) from BofA Merrill Lynch, Barclays, Credit Suisse, Citigroup, Macquarie, Deutsche Bank, and Morgan Stanley, together with certain of their respective affiliates. The aggregate proceeds of the Equity Commitment and the Debt Commitments will be used by the Buyer (i) to pay the Purchase Price, and (ii) to pay fees and expenses incurred by the Buyer in connection with the Transaction.

The Agreement provides that the Buyer will be required to pay to Aon a $215 million termination fee, together with the reimbursement of certain expenses, if the Purchase Agreement is terminated under certain circumstances. Both Aon and the Buyer have the right to terminate the Purchase Agreement if the closing has not occurred on or before August 9, 2017. An affiliate of the Sponsor has guaranteed the payment of the termination fee to the Company, when due, under the Purchase Agreement, together with certain other reimbursement obligations of the Buyer under the Purchase Agreement.

Both Aon and the Buyer have agreed to indemnify each other for losses arising from certain breaches of the Purchase Agreement and for certain other liabilities, subject to certain limitations.

Aon and the Buyer have made representations and warranties and have agreed to covenants related to the Business and the Transaction. Between the date of the Purchase Agreement and the closing of the Transaction, Aon has agreed to operate the Business in the ordinary course substantially as operated immediately prior to the date of the Purchase Agreement and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.

Aon and the Buyer have agreed to enter into certain related transaction agreements at the closing, including two commercial agreements, a transition services agreement, certain intellectual property license agreements, sub-leases and other customary agreements. Aon will continue to be a significant client of the Business and the Business has agreed to use Aon for its broking and other services.

The foregoing description of the Purchase Agreement is qualified in its entirety by the Purchase Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference.

The Purchase Agreement has been included to provide investors with information regarding its terms and not to provide investors with any other factual information about Aon, the Buyer or the Business. The Purchase Agreement contains representations and warranties that have been made by Aon and the Buyer solely for the purposes of the

Purchase Agreement and for the benefit of each other on specific dates. The representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement and allocating risk between the parties. Such representations and warranties were made only as of the dates specified in the Purchase Agreement and information may change after the date of the Purchase Agreement. Therefore, the representations and warranties should not be relied upon as statements of factual information.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
2.1

Purchase Agreement, dated as of February 9, 2017, by and between Aon plc and Tempo Acquisition, LLC (pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits, schedules and similar attachments have been omitted; exhibits, schedules and other attachments will be provided to the Securities and Exchange Commission upon request).

99.1	Press Release, dated February 10, 2017

*     *     *     *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon plc

	By:	/s/ Molly Johnson
Molly Johnson
Assistant Secretary

Date: February 10, 2017